AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Rafael Arrillaga-Torréns, Jr.	Julie Tu - Investor Inquiries
Chairman, President and CEO	212/445-8456
Yadira R. Mercado	Marilynn Meek
Executive Vice-President, CFO	General Inquiries
787/622-0101	212/827-3773

EUROBANCSHARES, INC. ANNOUNCES FORMATION OF A JOINT ACCOUNT FOR THE UNDERWRITING OF PUERTO RICO MUNICIPAL FINANCE ISSUES

San Juan, Puerto Rico, January 3, 2008 - EuroBancshares, Inc. (Nasdaq: EUBK) announced today that its subsidiary bank, Eurobank, San Juan, Puerto Rico, has formed a joint account for the underwriting of Puerto Rico Municipal Finance Issues with Oppenheimer & Co. Inc. (Oppenheimer), a subsidiary of Oppenheimer Holdings Inc. (NYSE: OPY). The agreement calls for Eurobank and Oppenheimer to participate in the distribution of Puerto Rico bonds, as co-managers within the syndicate established for these purposes by the Puerto Rico Government Development Bank.

Rafael Arrillaga, President and CEO of Eurobank said that “reaching this agreement with a firm of Oppenheimer’s national stature is a privilege for us and has the added benefit of opening a new sector tied to fee-based opportunities for our institution.”

In turn, Cesar Montilla, Jr., senior vice-president and managing director of Eurobank’s Trust & Wealth Management Group, explained that the joint account adds substantial distribution capacity for government bond transactions. “This is especially noteworthy at this time, as it makes evident off-Island support for our economic and financial planning efforts on the part of a firm with extensive resources and capital, no exposure to sub-prime mortgages, and public-finance experience.”

About EuroBancshares, Inc.

EuroBancshares, Inc. is a diversified financial holding company headquartered in San Juan, Puerto Rico, offering a broad array of financial services through its wholly-owned banking subsidiary, Eurobank; EBS Overseas, an international banking entity, and its wholly-owned insurance agency, EuroSeguros. Eurobank, the main subsidiary of EuroBancshares, is a full-service bank headquartered in San Juan, Puerto Rico with approximately $2.5 billion in total assets. Eurobank is a registered municipal securities dealer with the Securities and Exchange Commission.

About Oppenheimer Holdings, Inc.

Oppenheimer Holdings Inc., through its principal subsidiaries, Oppenheimer & Co. Inc (a U.S. broker-dealer) and Oppenheimer Asset Management Inc. offers a full range of services from 81 offices in 21 states and 2 foreign jurisdictions.

Statements concerning future performance, events, expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated expectations. Specific factors include, but are not limited to, loan volumes, the ability to expand net interest margin, loan portfolio performance, the ability to continue to attract low-cost deposits, success of expansion efforts, competition in the marketplace and general economic conditions. The information contained in this release should be read in conjunction with the consolidated financial statements and notes included in EuroBancshares’ most recent reports on Form 10-K and Form 10-Q, as filed with the Securities and Exchange Commission as they may be amended from time to time. Results of operations for the most recent quarter are not necessarily indicative of operating results for any future periods. Any projections in this release are based on limited information currently available to management, which is subject to change. Although any such projections and the factors influencing them will likely change, the bank will not necessarily update the information, since management will only provide guidance at certain points during the year. Such information speaks only as of the date of this release. Additional information on these and other factors that could affect our financial results are included in filings by EuroBancshares with the Securities and Exchange Commission.